Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 1, 2024, with respect to the consolidated financial statements of National Rural Utilities Cooperative Finance Corporation, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia

March 21, 2025